SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934




       Date of Report (Date of earliest event reported): December 22, 2000



                              EDISON INTERNATIONAL
             (Exact name of registrant as specified in its charter)



            CALIFORNIA                     001-9936              95-4137452
(State of principal jurisdiction of    (Commission file       (I.R.S. employer
  incorporation of organization)            number)          identification no.)



                            2244 Walnut Grove Avenue
                                 (P.O. Box 800)
                           Rosemead, California 91770
          (Address of principal executive offices, including zip code)

                                  626-302-2222
              (Registrant's telephone number, including area code)

Items 1 through 4, 6, 8 and 9 are not included because they are inapplicable.

Item 5.  Other Events

As previously disclosed in the registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, Southern California Edison Company (SCE), the electric utility subsidiary of Edison International, is continuing to experience materially adverse impacts from unusually high prices for energy and ancillary services procured through the California Power Exchange (PX) and the California Independent System Operator (ISO). The adverse impacts have grown increasingly severe during November and December 2000. Unexpectedly high prices during those months have resulted in substantial increases in the amount of undercollections in SCE's transition revenue account (TRA), which is a regulatory asset account in which SCE records the difference between revenues received from customers through currently frozen rates and the costs of providing service to customers, including power procurement costs. The amount of undercollections recorded in SCE's TRA was $3.202 billion as of November 30, 2000, including undercollections during October and November of $283 million and $561 million, respectively. The TRA undercollections are continuing to grow during the month of December 2000 and are expected to reach $4.9 billion by year-end, as discussed below.

The increasing undercollections, coupled with SCE's anticipated near-term capital requirements and the adverse reaction of the credit markets to continued regulatory uncertainty over SCE's ability to recover its procurement costs, have materially and adversely affected SCE's liquidity. Unless regulatory actions are taken that restore the confidence of the credit markets in SCE's financial condition, and if SCE is unable to secure additional sources of financing, SCE may have to seek the protection of the bankruptcy court.

On December 22, 2000, in a special board meeting, the board of directors of SCE decided, in view of the matters discussed in this report, not to declare a quarterly common stock dividend that customarily would have been paid to Edison International on January 31, 2001. On the same date, the board of directors of Edison International also held a special meeting and, in view of the same matters, decided not to declare a common stock dividend that would have been paid to its shareholders on January 31. Decisions regarding the declaration of future dividends will be made by the boards in light of any further actions by the CPUC and the FERC to reform California's dysfunctional wholesale electricity markets, bring prices back to more reasonable levels, and allow adequate cost recovery for utility companies.

On December 22, 2000, SCE also announced cost-reduction measures affecting electric system operations, maintenance and new investments that will result in a reduction of an initial $100 million in SCE spending for 2001 and impact approximately 400 contract labor jobs. A press release issued by Edison International regarding the dividend action and the cost-cutting measures is attached as Exhibit 99.1.


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

Other recent developments include the following:

o Instead of typically low electricity prices in November and December, the price of wholesale electricity has risen more than 1700% over a year ago and more than 300% during the past month.

o As of November 30, 2000, the book value of SCE's stranded assets to be recovered by the end of the rate freeze, less estimated credits from the market valuation or pending sale of remaining generation assets, and the balance of the TRA were as follows:


 In millions                                             as of November 30, 2000
--------------------------------------------------------------------------------

 Unamortized nuclear investment - net                                  $   554
 Unamortized loss on sale of plant                                          66
 Transition-related balancing accounts:
     Transition cost balancing account (TCBA)                               66
     Generation asset balancing account (GABA)                             515
     Coal and hydro balancing accounts                                  (1,130)
 Flow-through taxes                                                        149
 Other regulatory assets                                                    37
--------------------------------------------------------------------------------

 Subtotal                                                                  257
 Book value of remaining generation plant                                  394
--------------------------------------------------------------------------------

 Total stranded assets                                                     651
 Less projected credits:
     Excess of market value over book for hydro assets                    (500)
     Market value of generating plants based on
       pending sale prices                                              (1,083)
--------------------------------------------------------------------------------

 Net amount of stranded assets (overcollection)                        $  (932)
--------------------------------------------------------------------------------

 Transition revenue account (TRA) undercollection                      $ 3,202

     SCE estimates that at December 31, 2000, the TRA undercollection will be $4.9 billion. Recovery by SCE of its TRA undercollections depends in large part on favorable regulatory actions to control wholesale electricity prices and allow retail rate increases, as discussed below. At any time that all or a portion of the existing TRA undercollections are not deemed to be probable of recovery, the undercollections or a portion thereof must be charged against earnings. Thereafter, any further undercollections not recovery also would be charged to earnings, and any overcollections would probable of be recorded as earnings. Substantial earnings charges at SCE could materially and adversely affect its financial condition and results of operations.

o Pacific Gas and Electric Company (PG&E) has been appealing an October 1999 order of the CPUC that interpreted and applied AB 1890, the California electric industry restructuring statute, to prohibit California electric utility companies from either recovering TRA undercollections after the end of the statutory rate freeze or offsetting those undercollections with overcollections of its generation-related assets and obligations (commonly referred to as "stranded costs") which are recorded in a regulatory balancing account called the transition cost balancing account (TCBA). In March 2000,


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

     the CPUC denied PG&E's petition for rehearing of the October
     1999 order. Subsequent petitions for judicial review of the CPUC's decisions were denied by the California Court of Appeal and, on November 21, 2000, by the California Supreme Court.

o On December 7, 2000, the ISO declared a Stage 3 emergency for the first time since it commenced operations in 1998. A Stage 3 emergency indicates that rolling blackouts may be required because of inadequate supplies of electricity. On December 13, 2000, the ISO announced that generators of electricity were refusing to sell into the California market due to concerns about the financial viability of SCE and PG&E. In response to the crisis, the United States Secretary of Energy announced that he intended to use emergency powers under the Federal Power Act to order out-of-state generators to send power into California. On December 14, 2000, the Secretary of Energy issued an order requiring power companies to make arrangements to generate and deliver electricity as requested by the ISO after the ISO certifies that it has been unable to acquire adequate supplies of electricity in the market. The order was to expire on December 21, 2000, but has been extended through December 27, 2000, unless it is altered or revoked by a further order.

o    On December 7, 2000, a CPUC assigned commissioner's ruling suspended the schedule in SCE's application for adoption of a rate stabilization plan. The rate stabilization plan was filed with the CPUC on November 16, 2000, and proposed that rates for all customer groups would increase by 9.9%, excluding low-income customers whose increase would be 4.95%, for the period from January 1, 2001 through December 31, 2002. Under the proposed plan, beginning in 2003, rates would be adjusted at the end of six-month intervals by up to 2.5% depending on market price fluctuations and whether procurement costs were being under- or over-recovered. The proposed rate increases were intended by SCE to be sufficient to recover its ongoing procurement costs and TRA undercollections, assuming that other regulatory and/or legislative actions are taken that will adequately reduce the high prices for wholesale electricity in California. The December 7 ruling, which was issued by the CPUC president acting as the commissioner assigned to the rate plan proceeding, suspended the schedule in the proceeding until further notice. The ruling noted that the CPUC has not yet ruled on SCE's pending generation divestiture and has made no determination that the rate freeze can end based on estimated market valuation of other facilities or that the rate freeze has ended. Thus, the ruling stated that SCE's application is premature. The ruling suspended the proceeding on SCE's rate plan until the CPUC provides further guidance by disposing of pending divestiture and market valuation proceedings. The ruling also stated that SCE's rate plan cannot become effective on January 1, 2001, as proposed, without further action of the CPUC.

o On December 13, 2000, SCE released a statement calling for dramatic reform of the California electricity market structure. The proposed reforms include (1) public utilities being charged again with responsibility to plan for, acquire and assure sufficient power to meet the state's demands;
     (2) a system of cost-based wholesale pricing being implemented in which the majority of power is either generated by utility companies or delivered to them under long-term contracts at stabilized prices; and (3) both the price


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

     and supply of electricity being determined under a stable framework. A copy of the statement is attached as Exhibit 99.2.

o On December 15, 2000, the FERC released a final order containing remedies and other actions in response to the problems in the California electricity market. The order, among other things, (1) eliminated the requirement for California utilities to buy and sell power exclusively through the ISO and PX; (2) created a benchmark price for wholesale bilateral power contracts;
     (3) created penalties for under-scheduling power loads; (4) provided for an independent governing board for the ISO; and (5) established a "soft" price cap of $150 so that bids above $150 cannot set the market clearing prices paid to all bidders. In response to the order, SCE issued a press release, attached as Exhibit 99.3, charging that the FERC's actions will do nothing to protect California from unjust and unreasonable wholesale electricity prices. SCE also criticized FERC's price cap and noted that a similar price cap in effect during the week before the FERC order did not stop prices from skyrocketing. On December 18, 2000, SCE filed with the FERC an emergency request for rehearing and expedited action seeking reconsideration of the December 15 order. On December 26, 2000, SCE filed an emergency petition challenging the FERC order in the federal court of appeals in Washington, D.C. The petition seeks a writ of mandamus requiring the FERC to immediately establish cost-based wholesale rates.

o Fitch has downgraded its short- and long-term credit ratings for SCE and kept the ratings under watch with a negative outlook. Moody's Investors Service also has placed SCE's credit ratings under review for possible downgrades. Both rating agencies specifically stated that they were basing their actions on liquidity pressures and uncertainty regarding SCE's recovery of its power purchase expenses through retail rates. Standard & Poor's also placed its ratings of SCE on credit watch with negative implications, citing the escalating financial burden resulting from SCE's substantial undercollection of purchased power expenses. On December 20, 2000, an analyst at Standard & Poor's was quoted as saying that, if SCE did not receive regulatory relief within the next two days, the ratings could fall below investment grade to reflect the likelihood of imminent default. Following the CPUC decision on December 21, 2000, described below, Fitch, Moody's Investors Service and Standard & Poor's each indicated that they view the decision as a positive first step, but that their ratings of SCE depend on what action is taken by the CPUC at its meeting on January 4, 2001, at which a rate increase is expected to be considered. Moody's stated, "Specifically, at that meeting, the utilities need to obtain the right to immediately raise rates by a sizeable amount and must obtain the unquestioned and unambiguous ability to recover past and future wholesale procurement costs. The failure by the CPUC to act in a prompt and constructive way around these two issues could result in the utilities' ratings being downgraded to below investment grade thereby further negatively impacting their ability to fund their wholesale power costs and their day-to-day operations." Neither Edison International nor SCE can provide any assurance as to what actions may be taken by the CPUC or the rating agencies.


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

o On December 20, 2000, SCE was advised by certain of its lending banks that, given SCE's precarious financial condition, they were reserving rights under existing lines of credit to assert the existence of a default and requested that SCE provide them with evidence of SCE's ability generally to pay its debts as they mature. On December 21, 2000, SCE obtained funds from the lenders under the lines of credit, the proceeds of which were used in part to repurchase pollution control bonds as described below. Certain other vendors have requested assurances as to SCE's creditworthiness or the pledging of collateral as a condition to providing further credit.

o On December 20, 2000, SCE filed an amended rate stabilization plan application with the CPUC, stating that the CPUC must recognize that the statutory rate freeze is now over in accordance with California law, and requesting the CPUC to approve an immediate 30% rate increase to be effective, subject to refund, on January 4, 2001. SCE's plan included a trigger mechanism allowing for rate increases of 5% every six months if SCE's undercollected balance of energy procurement costs exceeds $1 billion. SCE also proposed limiting the increase for low-income customers to 10%. SCE proposed that the proceeding be bifurcated into two phases:
     Phase I would address the need for the immediate, interim rate increase; and Phase II, during January 2001, would address the final rate determination and resolution of related policy issues.

o At its December 21, 2000 meeting, the CPUC issued an order that consolidated SCE's original rate stabilization plan application (filed on November 16, 2000) with a similar application filed by PG&E and a petition filed by The Utility Reform Network (TURN) and scheduled hearings on the rate stabilization plans for December 27 and 28, 2000. The CPUC order said that the hearings would (1) determine when the rate freeze will end; (2) determine any necessary adjustments to current cost recovery plans; (3) if the rate freeze has ended, determine what adjustments to rates are appropriate to maintain the utilities' ability to provide adequate service;
     (4) address the notice requirements for a rate increase; (5) evaluate whether it is in the public interest for the utilities to divest remaining generation facilities; and (6) evaluate whether power produced from retained generation assets should serve native load and the ratemaking such actions entail. The CPUC said in the order that it "intends to conduct the hearings in such a manner that the Commission can issue orders at its January 4, 2001 business meeting." The CPUC also ordered an independent audit to review the books and records of SCE and PG&E to verify the utilities' claims and the revenues and costs accrued by the utilities, and to verify the impact of TURN's proposal. In the order, the CPUC stated, "We intend to take actions to avoid continuing conditions that may jeopardize the utilities' creditworthiness and their ability to continue to procure energy on behalf of consumers. Therefore, we believe that retail rates in California must begin to rise. It is our intent to maintain the utilities' access to capital on reasonable terms."

o SCE has been unable to complete the syndication of a $1 billion revolving credit agreement. In addition, SCE recently has been unable to market its commercial paper and other short-term financial instruments. SCE has had to repurchase over $419 million of pollution control bonds that could not be remarketed in accordance with their terms


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

     because of SCE's credit condition. SCE has $131 million of additional pollution control bonds that could be presented for similar repurchase.

SCE cannot yet predict what impact the interim measures taken by the CPUC at its December 21, 2000 meeting will have on SCE's liquidity. SCE also cannot provide any assurance that actions that may be taken by the CPUC at its January 4, 2001 meeting will be sufficient to support adequate liquidity for SCE and resolve concerns about SCE's creditworthiness. SCE's financial difficulties could lead to reduced quality and reliability of the electricity services SCE provides to its customers, interruptions in service, and further reductions in SCE's workforce and capital expenditures.

The matters discussed above may materially and adversely affect Edison International and certain of its other subsidiaries. In connection with the ratings actions described above as to SCE, similar actions were taken by Fitch, Moody's Investors Service and Standard & Poor's with respect to the debt ratings of Edison International. The rating agencies also have placed the ratings of Edison Mission Energy and Edison Capital, or their financing subsidiaries, under review for possible downgrade or on negative outlook because of concerns about their ability to obtain credit and maintain cash flow in light of the challenges facing Edison International because of SCE. If the operations and financial results of Edison Mission Energy and Edison Capital are materially and adversely affected, the impact on Edison International could also be material.

In the preceding discussion and elsewhere in this report, the words "expects," "believes," "anticipates," "projects," "probable," and other similar expressions are intended to identify forward-looking information that involves risks and uncertainties. Actual results or outcomes could differ materially as a result of such important factors as further actions by state and federal regulatory bodies setting rates, adopting or modifying cost recovery, accounting or rate setting mechanisms, and implementing the restructuring of the electric utility industry; the effects, unfavorable interpretations and implementations of new or existing laws and regulations relating to restructuring, taxes and other matters; the actions of securities rating agencies; changes in prices of electricity and fuel costs; the availability of credit; changes in financial market conditions; the effects of increased competition in the electric utility business and other energy-related businesses; the amount of revenue available to recover both transition and non-transition costs; the ability to sell or retain electric generation assets; the ultimate selling price of those plants that are sold; new or increased environmental liabilities; the ability to create and expand new businesses such as telecommunications; weather conditions; and other unforeseen events, some of which are discussed above.


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

(a)  Not applicable

(b)  Not applicable

(c)  Exhibits

     99.1 News Release of Edison International dated December 22, 2000

     99.2 Media Statement of Southern California Edison Company dated December 13, 2000

     99.3 News Release of Southern California Edison Company dated December 15, 2000


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                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                          EDISON INTERNATIONAL
                                              (Registrant)



                                            KENNETH S. STEWART
                                       -------------------------------
                                            KENNETH S. STEWART
                              Assistant General Counsel and Assistant Secretary


December 26, 2000